EXHIBIT 99.1



                                                               November 15, 2006






PERSONAL AND CONFIDENTIAL

Mr. Peter Quick
Lead Director, Independent Committee
Board of Directors
Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, NY 11556

Dear Mr. Quick:

             On behalf of Rome Acquisition Limited Partnership ("Rome"), a partnership formed between WH Rome Acquisition LP, Harry Macklowe and William S. Macklowe's privately owned entity, and Meadow Star LLC, Carl C. Icahn's privately owned entity, we are pleased to submit this proposal to acquire all of the outstanding shares and units of Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P. (together, "Reckson") in a transaction that provides Reckson shareholders and unitholders with value that is superior to the pending transaction with SL Green Realty Corp. ("SL Green"), Marathon Asset Management and certain members of Reckson management. Each of us is a logical buyer for Reckson and together, our financial resources and our significant experience and presence in the New York City and surrounding area real estate markets make us a highly qualified buyer.

             Macklowe Properties, another privately owned entity of Harry Macklowe and William S. Macklowe ("Macklowe"), has been an active developer, acquirer, redeveloper, owner and manager of a diverse array of premium real estate investments for over 40 years. In the aggregate, Macklowe has developed over 10 million square feet located in nearly every commercial and residential submarket of Manhattan. Macklowe currently owns several million square feet of office space, including the General Motors Building at 767 Fifth Avenue, which was acquired in 2003 and at the time represented the largest ever single-asset real estate transaction in the United States. Macklowe's track record of closing transactions and completing projects profitably has made it a well-



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known and respected partner for institutions,  insurance  companies,  commercial lenders and private equity.

             Mr. Icahn is an accomplished value-oriented activist investor who owns controlling interests in businesses in a variety of industries, including real estate, gaming, oil and gas exploration and production, textiles, telecommunications, railcar manufacturing and leasing and automotive parts, among others, through public companies such as American Real Estate Partners, L.P. (NYSE: ACP, with an equity market value of approximately $4.2 billion), XO Holdings, Inc. and American Railcar Industries, Inc., and through a variety of privately held companies. In addition, Mr. Icahn manages a hedge fund with approximately $4 billion in assets.

             Rome is proposing to acquire all of the outstanding shares (and units) of Reckson though a transaction in which shareholders (and unitholders) would receive $49.00 per share (or unit) in cash. No closing conditions, other than those that would be required for the SL Green transaction, would be necessary to consummate our proposed transaction.

             We anticipate no delay in negotiating a definitive acquisition agreement because following completion of the short diligence period described below, we are wiling to sign an agreement substantially in the same form as Reckson's merger agreement with SL Green (with such changes as are customary to reflect new parties and that our proposal is all cash). Specifically, we would not require any financing condition in the definitive acquisition agreement.

                  We believe our proposed transaction is financially superior to the pending transaction, and we are in a position to consummate this transaction expeditiously. We and our advisors are prepared to begin working immediately toward a definitive agreement. In addition, we will execute an appropriate confidentiality agreement in connection with any proprietary information we may receive from Reckson. If granted appropriate access to Reckson's data and records, and assuming cooperation from Reckson management as permitted under the merger agreement with SL Green, we anticipate completion of due diligence and execution of a definitive acquisition agreement within 10 business days. We would hope that this time period would be acceptable to Reckson given that the current transaction is not expected to close prior to January 2007 and considering that more time was given to prospective buyers invited into the process conducted during the summer.

             We are enthusiastic about a transaction with Reckson and believe the terms of our proposal provide the best way to maximize value for your shareholders.

             We look forward to your prompt response.



                                      -2-



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ROME ACQUISITION LIMITED PARTNERSHIP

by:  MEADOW STAR LLC
     as General Partner

     by: /s/ Carl C. Icahn
        ---------------------------
        Name: Carl C. Icahn
        Title: Chairman



by:  WH ROME PARTNERS LLC
     as General Partner

     by:   WH ROME INC.
           its Managing Member

     by: /s/ Harry Macklowe                     by: /s/ William S. Macklowe
        --------------------------                 -------------------------
        Name: Harry Macklowe                       Name: William S. Macklowe
        Title: President                           Title: Vice President



                   Signature Page to Reckson Associates Letter